As filed with the Securities and Exchange Commission on February 8, 2012

Registration No. 333-179287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Facebook, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7370	20-1665019
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

(650) 308-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Ebersman

Chief Financial Officer

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

(650) 308-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Theodore W. Ullyot, Esq. David W. Kling, Esq. Michael L. Johnson, Esq. Facebook, Inc. 1601 Willow Road Menlo Park, California 94025 (650) 308-7300	William H. Hinman, Jr., Esq. Daniel N. Webb, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (Amendment No. 1) to the Registration Statement on Form S-1 (File No. 333-179287) of Facebook, Inc. (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee		$573,000
FINRA filing fee		75,500
Stock Exchange Listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect at the closing of our initial public offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Since February 1, 2009, we have made the following sales of unregistered securities (after giving effect to a 5-for-1 stock split effected in October 2010):

Preferred Stock Issuances

•	On May 26, 2009, we sold 44,037,540 shares of our Series E preferred stock to one accredited investor at a purchase price of $4.54 per share.

•

On February 2, 2011, we issued 3,257,280 shares of our Series A preferred stock and 2,960,240 shares of our Series B preferred stock to one accredited investor at per share purchase prices ranging from $0.00 to 0.06 pursuant to exercises of warrants.

•	On December 29, 2011, we issued 1,750,827 shares of our Series B preferred stock to one accredited investor at a per share purchase price of $0.06 pursuant to exercise of a warrant.

Plan-Related Issuances

•

From February 1, 2009 through January 31, 2012, we granted to our directors, officers, employees, consultants and other service providers options to purchase 14,263,370 shares of our Class B common stock with per share exercise prices ranging from $1.78 to $15.00 under our 2005 Stock Plan.

•

From February 1, 2009 through January 31, 2012, we issued to our directors, officers, employees, consultants, and other service providers an aggregate of 239,034,751 shares of our Class B common stock at per share purchase prices ranging from $0.00 to $2.95 pursuant to exercises of options granted under our 2005 Stock Plan.

•

From February 1, 2009 through January 31, 2012, we granted to our directors, officers, employees, consultants, and other service providers an aggregate of 257,697,957 RSUs to be settled in shares of our Class B common stock under our 2005 Stock Plan.

•

From February 1, 2009 through January 31, 2012, we sold to our directors, officers, employees, consultants, and other service providers an aggregate of 214,514 shares of our Class B common stock at per share purchase prices ranging from $0.00 to $30.03 granted under our 2005 Stock Plan.

Other Common Stock Issuances

•	On May 26, 2009, we issued 48,065 shares of our Class B common stock to one existing investor pursuant to the anti-dilution terms of such investor’s original investment.

•

On December 30, 2009, we issued 2,000,000 shares of our Class B common stock to a family member of our CEO. This award was made in satisfaction of funds provided for our initial working capital and a potential release of claims.

•	On June 2, 2010, we issued 5,000 shares of our Class B common stock to one accredited investor at a purchase price of $7.27 per share.

•	On December 27, 2010, we sold 21,582,733 shares of our Class A common stock to three accredited investors at a purchase price of $20.85 per share.

•	On December 31, 2010, we sold 2,398,081 shares of our Class A common stock to one accredited investor at a purchase price of $20.85 per share.

•	On January 21, 2011, we sold 47,961,630 shares of our Class A common stock to one accredited investor at a purchase price of $20.85 per share.

•	On September 15, 2011, we issued 29,640 shares of our Class B common stock as consideration to a former employee for services provided.

Acquisitions

•

On August 14, 2009, we issued 11,052,955 shares of our Class B common stock as consideration to ten individuals and one entity in connection with our acquisition of all the outstanding shares of a company.

•	On May 18, 2010, we issued 3,625,000 shares of our Class B common stock as consideration to a company in connection with our purchase of patents from the company.

•	On June 16, 2010, we issued 238,000 shares of our Class B common stock as consideration to a company in connection with our purchase of certain assets from the company.

•	On July 7, 2010, we issued 590,900 shares of our Class B common stock as consideration to a company in connection with our purchase of certain assets from the company.

•	On August 18, 2010, we issued 289,350 shares of our Class B common stock as consideration to two individuals in connection with our acquisition of all the outstanding shares of a company.

•	On October 29, 2010, we issued 1,309,284 shares of our Class B common stock as consideration to a company in connection with our purchase of certain assets from the company.

•	On November 12, 2010, we issued 350,000 shares of our Class B common stock as consideration to a company in connection with our purchase of certain assets from the company.

•	On December 15, 2010, we issued 1,030,000 shares of our Class B common stock as consideration to two individuals in connection with our acquisition of all the outstanding shares of a company.

•	On February 28, 2011, we issued 681,357 shares of our Class A common stock as consideration to a company in connection with our purchase of certain assets from the company.

•

On April 5, 2011, we issued 1,659,430 shares of our Class A common stock as consideration to 13 individuals and six entities in connection with our acquisition of all the outstanding shares of a company.

•	On August 1, 2011, we issued 75,426 shares of our Class A common stock as consideration to three individuals in connection with our acquisition of all the outstanding shares of a company.

•

On October 7, 2011, we issued 360,883 shares of our Class A common stock as consideration to 21 individuals and eight entities in connection with our acquisition of all the outstanding shares of a company.

•	On October 10, 2011, we issued 183,750 shares of our Class B common stock as consideration to a company for a license of certain technology from the company.

•	On January 3, 2012, we issued 90,000 shares of our Class A common stock as consideration to four individuals and 13 entities in connection with our purchase of certain assets from a company.

•	On February 1, 2012, we issued 212,250 shares of our Class A common stock as partial consideration to two entities in connection with our purchase of certain assets from a company.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Eleventh Amended and Restated Certificate of Incorporation of Registrant.

3.2	Bylaws of Registrant.

3.3*	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.

3.4*	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.

4.1	Form of Registrant’s Class A common stock certificate.

4.2	Sixth Amended and Restated Investors’ Rights Agreement, dated December 27, 2010, by and among Registrant and certain security holders of Registrant.

4.3	Form of “Type 1” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

4.4	Form of “Type 2” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

4.5	Form of “Type 3” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.

10.2	2005 Stock Plan, as amended, and forms of award agreements.

10.3	2005 Officers’ Stock Plan, and amended and restated notice of stock option grant and stock option agreement.

10.4*	2012 Equity Incentive Plan, to be in effect upon the effectiveness of Registrant’s initial public offering, and forms of award agreements.

10.5	2011 Bonus/Retention Plan.

10.6	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and Mark Zuckerberg.

10.7	Amended and Restated Employment Agreement, dated January 27, 2012, between Registrant and Sheryl K. Sandberg.

10.8	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and David A. Ebersman.

10.9	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and Mike Schroepfer.

10.10	Amended and Restated Employment Agreement, dated January 27, 2012, between Registrant and Theodore W. Ullyot.

10.11†	Lease, dated February 7, 2011, between Registrant and Wilson Menlo Park Campus, LLC.

10.12†	Developer Addendum, dated May 14, 2010, between Registrant and Zynga Inc., as amended by Amendment No. 1 to Developer Addendum, dated October 1, 2011.

10.13†	Developer Addendum No. 2, dated December 26, 2010, between Registrant and Zynga Inc.

Exhibit Number	Description

10.14*

Credit Agreement, dated February 18, 2011, between Registrant, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as amended by the First Amendment, dated June 28, 2011, and the Second Amendment, dated September 13, 2011.

10.15*	Guarantee Agreement, dated February 18, 2011, between Registrant, the Subsidiary Guarantors party thereto, and JPMorgan Chase Bank, N.A.

10.16	Conversion Agreement, dated February 19, 2010, between Registrant, Digital Sky Technologies Limited, and DST Global Limited.

21.1	List of Subsidiaries of Registrant.

23.1#	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1#	Power of Attorney.

#	Previously filed.
*	To be filed by amendment.
†	Registrant has omitted portions of the referenced exhibit pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 8th day of February 2012.

FACEBOOK, INC.

/S/ DAVID A. EBERSMAN
David A. Ebersman
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark Zuckerberg	Chairman and Chief Executive Officer (Principal Executive Officer)	February 8, 2012

/S/ DAVID A. EBERSMAN David A. Ebersman	Chief Financial Officer (Principal Financial Officer)	February 8, 2012

* David M. Spillane	Director of Accounting (Principal Accounting Officer)	February 8, 2012

* Marc L. Andreessen	Director	February 8, 2012

* Erskine B. Bowles	Director	February 8, 2012

* James W. Breyer	Director	February 8, 2012

* Donald E. Graham	Director	February 8, 2012

* Reed Hastings	Director	February 8, 2012

* Peter A. Thiel	Director	February 8, 2012

*By:	/S/ DAVID A. EBERSMAN

David A. Ebersman Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Eleventh Amended and Restated Certificate of Incorporation of Registrant.

3.2	Bylaws of Registrant.

3.3*	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.

3.4*	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.

4.1	Form of Registrant’s Class A common stock certificate.

4.2	Sixth Amended and Restated Investors’ Rights Agreement, dated December 27, 2010, by and among Registrant and certain security holders of Registrant.

4.3	Form of “Type 1” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

4.4	Form of “Type 2” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

4.5	Form of “Type 3” Holder Voting Agreement, between Registrant, Mark Zuckerberg, and certain parties thereto.

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.

10.2	2005 Stock Plan, as amended, and forms of award agreements.

10.3	2005 Officers’ Stock Plan, and amended and restated notice of stock option grant and stock option agreement.

10.4*	2012 Equity Incentive Plan, to be in effect upon the effectiveness of Registrant’s initial public offering, and forms of award agreements.

10.5	2011 Bonus/Retention Plan.

10.6	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and Mark Zuckerberg.

10.7	Amended and Restated Employment Agreement, dated January 27, 2012, between Registrant and Sheryl K. Sandberg.

10.8	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and David A. Ebersman.

10.9	Amended and Restated Offer Letter, dated January 27, 2012, between Registrant and Mike Schroepfer.

10.10	Amended and Restated Employment Agreement, dated January 27, 2012, between Registrant and Theodore W. Ullyot.

10.11†	Lease, dated February 7, 2011, between Registrant and Wilson Menlo Park Campus, LLC.

10.12†	Developer Addendum, dated May 14, 2010, between Registrant and Zynga Inc., as amended by Amendment No. 1 to Developer Addendum, dated October 1, 2011.

10.13†	Developer Addendum No. 2, dated December 26, 2010, between Registrant and Zynga Inc.

10.14*

Credit Agreement, dated February 18, 2011, between Registrant, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as amended by the First Amendment, dated June 28, 2011, and the Second Amendment, dated September 13, 2011.

Exhibit Number	Description

10.15*	Guarantee Agreement, dated February 18, 2011, between Registrant, the Subsidiary Guarantors party thereto, and JPMorgan Chase Bank, N.A.

10.16	Conversion Agreement, dated February 19, 2010, between Registrant, Digital Sky Technologies Limited, and DST Global Limited.

21.1	List of Subsidiaries of Registrant.

23.1#	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1#	Power of Attorney.

#	Previously filed.
*	To be filed by amendment.
†	Registrant has omitted portions of the referenced exhibit pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.